Exhibit 99.1

Press Release

Contact:	United Community Bancorp

Elmer G. McLaughlin, President and Chief Executive Officer

(812) 537-4822

United Community Bancorp Reports

Fourth Quarter and Year End Results

Lawrenceburg, Indiana – August 4, 2017 – United Community Bancorp (the “Company”) (Nasdaq: UCBA), the parent company of United Community Bank (the “Bank”), today reported net income of $987,000, or $0.24 per diluted share, for the quarter ended June 30, 2017. Net income increased by $177,000, or 21.9%, as compared to the quarter ended June 30, 2016. Earnings per diluted share for the quarter ended June 30, 2017 were $0.24, an increase of 20.0% when compared to the quarter ended June 30, 2016. The Company also reported net income of $3.4 million for the year ended June 30, 2017, which represented an increase of $19,000, or 0.6%, when compared to the year ended June 30, 2016.

United Community Bancorp

Summarized Statements of Income

(In thousands, except per share data)

	For the year ended
	6/30/2017	6/30/2016
	(Unaudited)	(Unaudited)
Interest income	$16,180	$15,698
Interest expense	2,269	2,201
Net interest income	13,911	13,497

Provision for loan losses	55	187
Net interest income after provision for loan losses	13,856	13,310

Total noninterest income	4,796	4,639
Total noninterest expense	14,252	13,980
Income before income taxes	4,400	3,969

Income tax provision	953	541
Net income	$3,447	$3,428

Basic earnings per share	$0.85	$0.83
Diluted earnings per share	$0.84	$0.82

Weighted average shares outstanding:
Basic	4,042,537	4,136,244
Diluted	4,086,662	4,176,235

Summarized Consolidated Statements of Financial Condition
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
(In thousands, except for per share data)	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016

ASSETS
Cash and Cash Equivalents	$26,885	$35,535	$31,765	$28,173	$28,980
Investment Securities	189,516	191,678	180,315	188,967	193,215
Loans Receivable, net	282,477	280,434	274,333	273,176	267,138
Other Assets	38,053	37,939	39,187	37,747	36,756
Total Assets	536,931	545,586	525,600	528,063	526,089

LIABILITIES
Municipal Deposits	$107,155	$106,569	$101,676	$101,763	$100,203
Other Deposits	346,500	356,733	341,872	340,211	338,682
FHLB Advances	8,833	8,833	10,333	12,000	12,000
Other Liabilities	3,152	3,462	2,880	3,414	4,750
Total Liabilities	465,640	475,597	456,761	457,388	455,635

Commitments and Contingencies	-	-	-	-	-

Total Stockholders' Equity	71,291	69,989	68,839	70,675	70,454
Total Liabilities & Stockholders' Equity	$536,931	$545,586	$525,600	$528,063	$526,089

Outstanding Shares	4,205,980	4,204,910	4,194,404	4,198,143	4,198,143
Tangible Book Value per share	$16.30	$15.99	$15.75	$16.16	$16.11

Summarized Consolidated Statements of Income
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
	(for the three months ended, in thousands, except per share data)

Interest Income	$4,206	$4,083	$3,948	$3,943	$3,966
Interest Expense	561	533	550	625	544
Net Interest Income	3,645	3,550	3,398	3,318	3,422

Provision for Loan Losses	12	11	15	17	46
Net Interest Income After Provision for
Loan Losses	3,633	3,539	3,383	3,301	3,376

Total Noninterest Income	1,176	1,035	1,277	1,308	1,098
Total Noninterest Expense	3,511	3,417	3,662	3,662	3,597
Income before Tax Provision	1,298	1,157	998	947	877
Income Tax Provision	311	219	258	165	67
Net Income	$987	$938	$740	$782	$810

Basic Earnings per Share	$0.24	$0.23	$0.18	$0.19	$0.20
Diluted Earnings per Share	$0.24	$0.23	$0.18	$0.19	$0.20

Weighted Average Shares Outstanding
Basic	4,062,021	4,056,993	4,027,410	4,024,249	4,025,088
Diluted	4,110,685	4,103,265	4,066,647	4,058,011	4,063,727

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(for the three months ended)
	6/30/2017	3/31/2017	12/31/2016	9/30/2016	6/30/2016
Performance Ratios:
Return on average assets (1)	0.73%	0.70%	0.56%	0.59%	0.62%
Return on average equity (1)	5.57%	5.41%	4.24%	4.43%	4.66%
Interest rate spread (2)	2.85%	2.83%	2.75%	2.66%	2.79%
Net interest margin (3)	2.88%	2.86%	2.78%	2.70%	2.83%
Noninterest expense to average assets (1)	2.58%	2.56%	2.78%	2.77%	2.76%
Efficiency ratio (4)	72.83%	74.53%	78.33%	79.16%	79.58%
Average interest-earning assets to
average interest-bearing liabilities	107.78%	107.42%	107.61%	108.14%	108.15%
Average equity to average assets	13.03%	12.97%	13.25%	13.33%	13.34%

Bank Capital Ratios:

Tangible capital	11.13%	11.23%	11.34%	11.42%	11.60%

Core capital	11.13%	11.23%	11.34%	11.42%	11.60%

Total risk-based capital	21.90%	21.94%	22.20%	22.36%	22.70%

Asset Quality Ratios:
Nonperforming loans as a percentage
of total loans	1.02%	1.09%	0.98%	1.11%	1.07%
Nonperforming assets as a percentage
of total assets	0.56%	0.57%	0.53%	0.59%	0.56%
Allowance for loan losses as a percentage
of total loans	1.50%	1.52%	1.65%	1.62%	1.80%
Allowance for loan losses as a percentage
of nonperforming loans	146.80%	140.08%	169.05%	146.73%	169.21%
Net charge-offs (recoveries) to average
outstanding loans during the period (1)	0.06%	0.39%	-0.11%	0.61%	0.27%

(1)	Quarterly income and expense amounts used in calculating the ratio have been annualized.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities.
(3)	Represents net interest income as a percentage of average interest-earning assets.
(4)	Represents total noninterest expense divided by the sum of net interest income and total noninterest income.

For the three months ended June 30, 2017:

Net income totaled $987,000 for the quarter ended June 30, 2017, which represented an increase of $177,000, or 21.9%, when compared to the quarter ended June 30, 2016.

The increase in net income was primarily the result of an increase in net interest income, an increase in non-interest income and a decrease in non-interest expense, partially offset by an increase in the provision for income taxes.

Net interest income totaled $3.6 million for the quarter ended June 30, 2017, which represented an increase of $223,000, or 6.5%, when compared to the quarter ended June 30, 2016. The growth in net interest income, the Company’s core business, was the result of an increase in interest income, which was partially offset by an increase in interest expense. Interest income increased by $240,000 due to a $13.4 million increase in the average balance of loans, a $2.1 million increase in the average balance of investment securities, and an increase in the average rate earned on investment securities from 2.14% in the prior year quarter to 2.31% in the current year quarter. The increase in loan balances is primarily the result of the continued execution of our controlled growth strategy in mortgage and commercial lending. The increases were partially offset by a decrease in the average rate earned on loans from 4.40% in the prior year quarter to 4.31% in the current year quarter. Interest expense increased $17,000 primarily due to a $25.6 million increase in the average balance of deposits, partially offset by a decrease in the average rate paid on deposits from 0.45% in the prior year quarter to 0.44% in the current year quarter.

Nonperforming assets as a percentage of total assets decreased from 0.57% at March 31, 2017 to 0.56% at June 30, 2017, which is consistent with the percentage at June 30, 2016. Nonperforming loans as a percentage of total loans decreased from 1.07% at June 30, 2016 and from 1.09% at March 31, 2017 to 1.02% at June 30, 2017. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $12,000 for the quarter ended June 30, 2017, which represented a decrease of $34,000 compared to the quarter ended June 30, 2016.

Noninterest income totaled $1.2 million for the quarter ended June 30, 2017, which represented an increase of $78,000, or 7.1%, when compared to the quarter ended June 30, 2016. The increase was primarily due to an increase in Bank-Owned Life Insurance income due to the passing of a Director, which resulted in a gain of $104,000, and a $28,000 increase in service charge income on deposit accounts. The increase in service charge income was primarily the result of an increase in the number of transaction accounts. These increases were partially offset by a $28,000 decrease in gain on the sale of mortgage loans and an investment sale in the prior year quarter, which resulted in a gain of $21,000. There were no investment sales in the current year quarter.

Noninterest expense totaled $3.5 million for the quarter ended June 30, 2017, which represented a decrease of $86,000, or 2.4%, when compared to the quarter ended June 30, 2016. The decrease was primarily due to a $140,000 decrease in compensation expense and a $103,000 decrease in other non-interest expenses. These decreases were partially offset by a $97,000 increase in premises and occupancy expense and a $51,000 increase in data processing expense. Compensation expense decreased due to accrual adjustments and a one-month medical insurance holiday in the current quarter which saved the Company approximately $60,000. Other non-interest expenses decreased primarily as a result of a $76,000 decrease in loan closing costs associated with a closing cost promotion. Prior to July 1, 2016, the Company charged certain loan closing costs immediately to expense. Pursuant to ASC 310-20, the Company is deferring a portion of these costs associated with new loans and amortizing those costs over the life of the loan. Premises and occupancy expense increased primarily due to fiscal year-end adjustments to liability accounts, the largest of which was to accrued real estate taxes. The increase in data processing expense was the result of the expiration of temporary monthly credits and an increase in fraud prevention services, which serve to protect the Bank and its customers.

The provision for income taxes totaled $311,000 for the quarter ended June 30, 2017, which represented an increase of $244,000 when compared to the quarter ended June 30, 2016. The increase was due to higher pre-tax income in the current year quarter and fiscal year-end adjustments in both the current year quarter and the prior year quarter. The adjustments in the current year quarter required more income tax expense than the adjustments in the prior year quarter.

For the year ended June 30, 2017:

Net income totaled $3.4 million for the year ended June 30, 2017, which represented an increase of $19,000, or 0.6%, when compared to the year ended June 30, 2016. The increase in net income was primarily the result of an increase in net interest income, an increase in non-interest income and a decrease in the provision for loan losses, partially offset by an increase in non-interest expense and an increase in the provision for income taxes.

Net interest income totaled $13.9 million for the year ended June 30, 2017, which represented an increase of $414,000, or 3.1%, when compared to the year ended June 30, 2016. The growth in net interest income, the Company’s core business, was the result of an increase in interest income, which was partially offset by an increase in interest expense. Interest income increased by $482,000 primarily due to a $12.2 million increase in the average balance of loans and an increase in the average rate earned on investment securities from 2.13% in the prior year to 2.22% in the current year. The increase in loan balances is primarily the result of the continued execution of our controlled growth strategy in mortgage and commercial lending. The increases were partially offset by a $2.2 million decrease in the average balance of investment securities and a decrease in the average rate earned on loans from 4.40% in the prior year to 4.29% in the current year. Interest expense increased $68,000 for the year primarily due to a $19.1 million increase in the average balance of deposits. The average rate paid on deposits was 0.46% for both the year ended June 30, 2017 and the year ended June 30, 2016.

Nonperforming assets as a percentage of total assets remained the same, at 0.56%, for both June 30, 2017 and June 30, 2016. Nonperforming loans as a percentage of total loans decreased from 1.07% at June 30, 2016 to 1.02% at June 30, 2017. The Company remains focused on improving asset quality and continues to review all available options to decrease nonperforming assets. The provision for loan losses was $55,000 for the year ended June 30, 2017, which represented a decrease of $132,000 compared to the year ended June 30, 2016.

Noninterest income totaled $4.8 million for the year ended June 30, 2017, which represented an increase of $157,000, or 3.4%, compared to the prior year. The increase was primarily due to a $302,000 increase in gain on the sale of mortgage loans due to higher sales volume, and a $138,000 increase in service charge income on deposit accounts due to an increase in the number of transaction accounts. These increases were partially offset by a $151,000 decrease in income from Bank-Owned Life Insurance primarily due to one Director and one former Director passing away during the year ended June 30, 2017 resulting in gains totaling $149,000 compared to one Director and one former Director also passing away in the prior year, which resulted in gains totaling $298,000.

Noninterest expense totaled $14.3 million for the year ended June 30, 2017, which represented an increase of $272,000, or 1.9%, compared to the year ended June 30, 2016. The increase in noninterest expense was primarily the result of an increase of $410,000 in data processing expense and an increase of $238,000 in compensation expense. The increase in data processing expense was the result of the expiration of temporary monthly credits and an increase in fraud prevention services, which serve to protect the Bank and its customers. The increase in compensation expense was primarily due to the $196,000 separation payment made in the current year in connection with the departure of the Company’s former Chief Financial Officer, and a two-month medical insurance holiday in the prior year, which saved the Company $114,000, as compared to a one-month holiday in the current year, which only saved the Company $60,000. These increases were partially offset by a $135,000 decrease in deposit insurance due to a favorable change to the FDIC assessment rate, and a $284,000 decrease in other non-interest expenses. Other non-interest expenses decreased primarily as a result of a $271,000 decrease in loan closing costs associated with a closing cost promotion. Prior to July 1, 2016, the Company charged certain loan closing costs immediately to expense. Pursuant to ASC 310-20, the Company is deferring a portion of these closing costs associated with new loans and amortizing those costs over the life of the loan.

The provision for income taxes totaled $953,000 for the year ended June 30, 2017, which represents an increase of $412,000 when compared to the prior year. The increase was due to a provision of $125,000 related to the expiration of stock options granted in 2006 and higher pre-tax income in the current year, and the previously referenced fiscal year-end adjustments.

Statement of Financial Condition:

Total assets were $536.9 million at June 30, 2017, compared to $526.1 million at June 30, 2016. Total assets increased during the year primarily as a result of a $15.3 million increase in net loans. This increase was partially offset by a $3.7 million decrease in investment securities and a $2.1 million decrease in cash and cash equivalents.

In addition to the loan growth achieved during the year ended June 30, 2017, the Company had approximately $8.3 million in undisbursed construction loans as of June 30, 2017. While these were not on the Company’s balance sheet as of June 30, 2017 and there can be no assurance of disbursement in the future, the loans have closed and management expects the majority of these committed funds to be disbursed.

Total liabilities were $465.6 million at June 30, 2017, compared to $455.6 million at June 30, 2016. Total liabilities increased during the year primarily due to a $14.8 million increase in deposits during the current year, partially offset by a $3.2 million decrease in FHLB advances.

Stockholders’ equity totaled $71.3 million as of June 30, 2017, which represented an increase of $837,000 when compared to June 30, 2016. The increase was primarily due to net income of $3.4 million and $255,000 in proceeds received related to the exercise of stock options, partially offset by $1.1 million in dividends declared during the year, stock repurchases totaling $273,000, and a $2.2 million decrease in accumulated other comprehensive income reflecting declines in the market value of available-for-sale securities. The decrease in accumulated other comprehensive income is the result of increasing market interest rates during the year. In connection with the preparation of the financial statements for the year ended June 30, 2017, management evaluated the credit quality of the investment portfolio and believes all unrealized losses to be temporary. Management has the intent and ability to hold these securities until the value recovers or until maturity.

There were 4,205,980 and 4,198,143 outstanding shares of common stock at June 30, 2017 and 2016, respectively. For all periods presented, the Bank was considered “well-capitalized” under applicable regulatory requirements.

United Community Bancorp is the parent company of United Community Bank, headquartered in Lawrenceburg, Indiana. The Bank currently operates eight offices in Dearborn and Ripley Counties, Indiana.

This news release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “anticipates,” “estimates” or similar expressions. Such forward-looking statements and all other statements that are not historic facts are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. These factors include, but are not limited to, general economic conditions, changes in the interest rate environment, legislative or regulatory changes that may adversely affect our business, changes in accounting policies and practices, changes in competition and demand for financial services, adverse changes in the securities markets, changes in the demand for undisbursed construction loan commitments, changes in deposit flows and changes in the quality or composition of the Company’s loan or investment portfolios. Additionally, other risks and uncertainties may be described in the Company’s annual report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 27, 2016 which is available through the SEC’s website at www.sec.gov. Should one or more of these risks materialize, actual results may vary from those anticipated, estimated or projected. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as may be required by applicable law or regulation, the Company assumes no obligation to update any forward-looking statements.